Exhibit 99.(c)(ii)
Highly Confidential & Proprietary December 2, 2025 Project Jewel Discussion Materials Goldman Sachs & Co. DRAFT Preliminary – Subject to Refinement

2 DRAFT Preliminary – Subject to Refinement Disclaimer These materials have been prepared by Goldman Sachs on a confidential basis for presentation solely to the special committee (the “Special Committee”) of Jewel (the “Company”) in connection with an informational presentation which Goldman Sachs is making to the Special Committee. These materials and Goldman Sachs’ presentation relating to these materials (collectively, the “Presentation”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the written consent of Goldman Sachs. The Presentation was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Presentation by persons other than those set forth above. Notwithstanding anything in this Presentation to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Presentation has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department. Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. 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The Presentation has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources (other than information regarding the Company, which may have been obtained from the management of the Company). In preparing the Presentation, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice. 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The Presentation does not address the underlying business decision of the Special Committee or the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative as compared to any other transaction or alternative that may be available to the Company. The Presentation is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Presentation and Goldman Sachs assumes no responsibility for updating or revising the Presentation based on circumstances, developments or events occurring after such date. The Presentation does not constitute any opinion, nor does the Presentation constitute a recommendation to the Special Committee, the Company, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Presentation, including this disclaimer, are subject to, and governed by, any written agreement between the Special Committee, the Company and Goldman Sachs.

3 DRAFT Preliminary – Subject to Refinement Topics for Discussion I. Feedback from management presentation with Trian and General Catalyst II. Update on outreach process and discussion with Victory's advisors III. Review of preliminary standalone JHG valuation analysis IV. Trian / General Catalyst engagement plan and next steps

4 DRAFT Preliminary – Subject to Refinement $ 43.71 0 2 4 6 8 10 12 $ 20 $ 30 $ 40 $ 50 Nov-22 Jun-23 Feb-24 Sep-24 Apr-25 Nov-25 Volume (mm) Share Price Jewel Share Price Performance Source: Company filings, FactSet. Note: Market data as of 28-Nov-2025. 1 52-week high and low as of closing on 24-Oct-2025, prior to Trian bid proposal. 2 Trian publicly-disclosed letter dated 26-Oct-2025. 27-Oct-2025: Jewel confirms acquisition proposal from Trian and General Catalyst2 Last 3 Years Share Price Performance & Volume Trading History 02-Apr-2025: Liberation Day 31-Jan-2025: Beat 2024 full-year consensus street EPS estimates by ~14% 09-Apr-2025: Reciprocal tariffs paused 12-Aug-2024: Announces acquiring majority stake in Victory Park Capital (VPC) 24-Sep-2025: Jewel, VPC & CNO Financial Group announce strategic partnership 02-May-2024: Announces acquisition of NBK Wealth & Tabula M&A Activity Earnings Report Macro-economic Activity Undisturbed Trading History1 Share Price 52-Week High (05-Feb-2025) $ 45.94 52-Week Low (08-Apr-2025) $ 29.47 Jewel 3Y 1Y 6M 3M 1M % Performance 72.7% (3.4)% 17.1% (2.1)% (5.7)% Average Share Price $ 33.74 $ 40.84 $ 42.12 $ 43.87 $ 43.49

5 DRAFT Preliminary – Subject to Refinement 8.0 x 7.6 x 5.5 x 6.0 x 6.5 x 7.0 x 7.5 x 8.0 x 8.5 x 9.0 x 9.5 x 10.0 x Nov-22 May-23 Oct-23 Mar-24 Aug-24 Jan-25 Jun-25 Nov-25 EV / NTM EBITDA on 24-Oct-2025 (Pre-Proposal): 7.9 x Historical Jewel and Peer EV / NTM EBITDA Historical Jewel and Peer Multiple Analysis Source: Company filings, FactSet. Note: Market data as of 28-Nov-2025. 1 Reflects Jewel historical data up to undisturbed date of 24-Oct-2025. 2 TAM Peers include AB, AMG, APAM, BEN, BLK, IVZ, TROW, VCTR, VRTS. Reflects historical data through 28-Nov-2025. Average 3Y 2Y 1Y Jewel1 7.9 x 8.1 x 8.3 x TAM Peers2 7.8 7.7 7.5 Jewel - % of Time Spent in Range1 3Y 2Y 1Y 10.0 + - - - 9.5 x - 10.0 x 0% 0% 0% 9.0 x - 9.5 x 7 10 20 8.5 x - 9.0 x 13 16 25 8.0 x - 8.5 x 25 28 28 7.5 x - 8.0 x 31 29 11 7.0 x - 7.5 x 14 10 5 6.5 x - 7.0 x 7 5 5 6.0 x - 6.5 x 2 2 4 < 6.0 x 1 1 2 TAM Peers2 - % of Time Spent in Range 3Y 2Y 1Y 10.0 + - - - 9.5 x - 10.0 x 1% - - 9.0 x - 9.5 x 3 - - 8.5 x - 9.0 x 7 2 - 8.0 x - 8.5 x 24 23 13 7.5 x - 8.0 x 42 45 42 7.0 x - 7.5 x 18 21 29 6.5 x - 7.0 x 4 6 12 6.0 x - 6.5 x 2 2 5 < 6.0 x 0 0 0

DRAFT Preliminary – Subject to Refinement

Goldman Sachs

INVESTMENT BANKING

Jewel Management Projections

Adjusted Financials | ($ in millions)

	Historical			Projected					CAGR	
	2022A	2023A	2024A	2025P	2026P	2027P	2028P	2029P	'22A - '24A	'25P - '29P
Revenues										
Total Revenues[1]	**$ 1,705**	**$ 1,646**	**$ 1,941**	**$ 2,134**	**$ 2,324**	**$ 2,460**	**$ 2,587**	**$ 2,671**	**7 %**	**6 %**
% Revenue Growth	*(23)%*	*(3)%*	*18 %*	*10 %*	*9 %*	*6 %*	*5 %*	*3 %*		
Expenses										
Compensation[2]	$ 754	$ 754	$ 855	$ 927	$ 971	$ 1,024	$ 1,076	$ 1,118		
Compensation as % of Revenue	*44 %*	*46 %*	*44 %*	*43 %*	*42 %*	*42 %*	*42 %*	*42 %*		
% Compensation Growth	*(14)*	*(0)*	*13*	*8*	*5*	*5*	*5*	*4*		
Non-Compensation[3]	$ 374	$ 384	$ 418	$ 466	$ 485	$ 506	$ 523	$ 540		
Non-Compensation as % of Revenue	*22 %*	*23 %*	*22 %*	*22 %*	*21 %*	*21 %*	*20 %*	*20 %*		
% Non-Compensation Growth	*(1)*	*2*	*9*	*12*	*4*	*4*	*3*	*3*		
Total Expenses	**$ 1,129**	**$ 1,137**	**$ 1,273**	**$ 1,393**	**$ 1,456**	**$ 1,530**	**$ 1,599**	**$ 1,658**	**6 %**	**4 %**
Operating Income	**$ 577**	**$ 509**	**$ 668**	**$ 741**	**$ 868**	**$ 930**	**$ 988**	**$ 1,013**	**8 %**	**8 %**
Operating Income Margin	*34 %*	*31 %*	*34 %*	*35 %*	*37 %*	*38 %*	*38 %*	*38 %*		
% Operating Income Growth	*(40)*	*(12)*	*31*	*11*	*17*	*7*	*6*	*2*		
EBITDA	**$ 607**	**$ 542**	**$ 710**	**$ 786**	**$ 912**	**$ 971**	**$ 1,026**	**$ 1,048**	**8 %**	**7 %**
EBITDA Margin	*36 %*	*33 %*	*37 %*	*37 %*	*39 %*	*39 %*	*40 %*	*39 %*		
% EBITDA Growth	*(39)*	*(11)*	*31*	*11*	*16*	*6*	*6*	*2*		
Net Income Available to Common[4]	**$ 421**	**$ 423**	**$ 550**	**$ 586**	**$ 666**	**$ 707**	**$ 744**	**$ 754**	**14 %**	**7 %**
Net Income Margin	*25 %*	*26 %*	*28 %*	*27 %*	*29 %*	*29 %*	*29 %*	*28 %*		
% Net Income Growth	*(41)*	*0*	*30*	*6*	*14*	*6*	*5*	*1*		

Source: Company filings, Jewl projections per Jewel management as approved for Goldman Sachs' use by the Special Committee ("Jewel Management Projections"). Jewel Management adjustments to GAAP P&L include: [1] Reimbursement of GAAP recognized distribution and servicing fees collected from customers and remitted to third-party partners (pass-through revenues / expenses) [2] Acceleration of LTIP and redundancy expense of departing employees [3] Reversal of GAAP recognized distribution and servicing remittances to third-party partners (pass-through revenues / expenses). [4] Projected years (2025E – 2029E) deduct 3-year historical average (2022A – 2024A) of allocation of earnings to participating stock-based awards (~$13mm).

6

DRAFT Preliminary – Subject to Refinement

Goldman Sachs

Illustrative Summary of Jewel Financial Analysis

INVESTMENT BANKING

	Methodology	Illustrative Valuation Range	Selected Commentary
	DCF Analysis	\$ 41.68 – \$ 55.07	■ **Low:** WACC of 13.00%, PGR of 1.50% ■ **High:** WACC of 11.00%, PGR of 2.50% ■ Based on Jewel Management Projections
	Present Value of Future Stock Price	\$ 42.10 – \$ 54.67	■ Present value of future share price + dividends using Jewel COE of 12.9% ■ **Low:** 7.5x EV / EBITDA ■ **High:** 9.5x EV / EBITDA ■ Based on Jewel Management Projections
	Precedent Transaction	\$ 32.68 – \$ 58.76	■ **Low:** 6.9x LTM EV / EBITDA ■ **High:** 12.1x LTM EV / EBITDA ■ Based on LTM EBITDA of \$777mm[1]
	Precedent Premia Analysis (Undisturbed)	\$ 49.96 – \$ 63.28	■ Historical premia paid relative to undisturbed share price for all-cash U.S. target M&A transactions between \$5bn - \$10bn equity value since 2014 ■ **Low:** 20% premia (25th percentile) to undisturbed price[2] ■ **High:** 52% premia (75th percentile) to undisturbed price[2]
For Reference Only	Precedent Premia Analysis (52-Week High)	\$ 45.02 – \$ 55.59	■ Historical premia paid relative to 52-week high share price for all-cash U.S. target M&A transactions between \$5bn - \$10bn equity value since 2014 ■ **Low:** (2)% premia (25th percentile) to 52-week high ■ **High:** 21% premia (75th percentile) to 52-week high
For Reference Only	Public Market Valuation	\$ 42.24 – \$ 54.02	■ **Low:** 7.5x 2026E EV / EBITDA ■ **High:** 9.5x 2026E EV / EBITDA ■ Based on Jewel Management Projected 2026E EBITDA of \$912mm[3]
For Reference Only	52-Week Range	\$ 29.47 – \$ 45.94	■ **Low[4]:** \$29.47 on 08-Apr-2025 ■ **High[4]:** \$45.94 on 05-Feb-2025

Trian / GC Proposal: \$ 46.00

Source: Jewel Management Projections, Company filings, FactSet. Note: Market data as of 28-Nov-2025. Diluted share count for purposes of per share values based on Jewel standalone diluted shares outstanding (preliminary, subject to refinement), inclusive of 154.683mm common shares, 0.133mm incremental share-based awards, 0.071mm warrant shares, and 0.045mm treasury shares held in separate trust related to BAYE plan per Jewel Management. Equity value composed of enterprise value less NCI of \$902mm, debt of \$395mm, plus cash and cash equivalents of \$982m and investments in affiliates of \$18mm per Jewel Management Projections. [1] LTM EBITDA as of 30-Sep-2025. [2] Undisturbed share price of \$41.63 as of 24-Oct-2025. [3] Represents 2026E Projected EBITDA per Jewel Management Projections. [4] Reflects 52-week low and high share price through undisturbed date of 24-Oct-2025.

7

8 DRAFT Preliminary – Subject to Refinement 4Q'25E 2026E 2027E 2028E 2029E Terminal EBITDA $ 225 $ 912 $ 971 $ 1,026 $ 1,048 $ 1,079 (-) D&A (12) (44) (41) (37) (35) Pre-Tax Operating Income $ 214 $ 868 $ 930 $ 988 $ 1,013 (-) Taxes (51) (209) (221) (233) (236) Post-Tax Operating Income $ 162 $ 660 $ 709 $ 756 $ 777 (+) D&A 12 44 41 37 35 (-) Capex $(5) (41) (59) (19) (19) (+/-) NWC (39) (17) (12) (10) (8) Unlevered Free Cash Flow $ 129 $ 645 $ 679 $ 764 $ 785 $ 809 $ 7 11.00% 12.00% 13.00% 1.50% 7.9 x 7.1 x 6.5 x 2.00% 8.3 7.5 6.8 2.50% 8.8 7.9 7.1 $ 47 11.00% 12.00% 13.00% 1.50% $ 50.70 $ 45.76 $ 41.68 2.00% 52.76 47.39 42.99 2.50% 55.07 49.18 44.42 Discounted Cash Flow Analysis ($ in millions) Alternative Asset Management Market Update Source: Jewel Management Projections, FactSet, Company Filings. Note: Market data as of 28-Nov-2025. Diluted share count for purposes of per share values based on Jewel standalone diluted shares outstanding (preliminary, subject to refinement), inclusive of 154.683mm common shares, 0.133mm incremental share-based awards, 0.071mm warrant shares, and 0.045mm treasury shares held in separate trust related to BAYE plan per Jewel Management. Equity value composed of enterprise value less NCI of $902mm, debt of $395mm, plus cash and cash equivalents of $982m and investments in affiliates of $18mm per Jewel Management Projections. Per Share Value Discounted Cash Flows Model Implied Terminal EV / EBITDA Multiple WACC WACC Growth Rate Growth Rate DCF

9 DRAFT Preliminary – Subject to Refinement 7.5x EV / EBITDA Present Value of Future Stock Price Analysis Source: Jewel Management Projections, Axioma, Duff & Phelps. Market data as of 28-Nov-2025. Assumes a 12.9% cost of equity based on an equity beta of 1.35 (based on Jewel’s 2-year Axioma historical beta, as of 28-Nov-2025), risk-free rate of 4.6% and equity risk premium of 6.1%. Discounted to 30-Sep-2025. Future Stock Price Based on NTM EV / EBITDA Multiples | 12.9% Cost of Equity Present Value of Future Stock Price 8.5x EV / EBITDA 9.5x EV / EBITDA Present Value of Future Share Price 2025E 2026E 2027E 1-Year Forward EBITDA $ 912 $ 971 $ 1,026 Debt (395) (395) (395) NC I (908) (919) (970) C ash 1,041 1,474 1,962 Investments in Affiliates 18 18 18 Total EV to Equity Value Adjustments $(244) $ 178 $ 615 Aggregate Dividend 61 245 245 Fully Diluted Shares Outstanding (mm) 153.478 153.068 153.068 $ 43.07 $ 43.39 $ 50.74 $ 57.86 $ 49.34 $ 57.08 $ 64.56 $ 55.28 $ 63.42 $ 71.27 $ 35.00 $ 40.00 $ 45.00 $ 50.00 $ 55.00 $ 60.00 $ 65.00 $ 70.00 $ 75.00 Current 2025E 2026E 2027E $ 43.07 $ 42.10 $ 43.74 $ 47.87 $ 44.47 $ 49.20 $ 53.64 $ 49.57 $ 54.65 $ 54.67 $ 35.00 $ 40.00 $ 45.00 $ 50.00 $ 55.00 $ 60.00 $ 65.00 $ 70.00 $ 75.00 Current 2025E 2026E 2027E

10 DRAFT Preliminary – Subject to Refinement Acquirer Target Announced Consideration EV / LTM EBITDA Apr-2024 $ 1.0 8.9 x Jul-2022 0.8 7.2 x Dec-2020 1.7 10.8 x Oct-2020 6.8 12.1 x Feb-2020 5.6 10.5 x Nov-2018 0.91 6.9 x Oct-2018 5.6 8.4 x Median 8.9 x Precedent M&A Transactions Source: Company filings, earnings transcripts. 1 Excludes $150mm earnout over four years. ($ in billions) (Asset Management Company) Precedent Transactions (Pzena Investment Management, LLC) (U.S.)

11 DRAFT Preliminary – Subject to Refinement 37% 38% 32% 22% 29% 45% 56% 23% 30% 62% 25% 46% 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Premia Paid in Precedent U.S. Public M&A U.S. Targets Valued Between $5bn - $10bn; All-Cash Transactions Source: Dealogic. Note: Premium is relative to target’s undisturbed share price for control deals with U.S. targets valued between $5 billion and $10 billion. 1 Includes all-cash transactions. 10 9 9 9 17 9 6 13 15 10 13 11 Premia Relative to Undisturbed Share Price1 # of Deals 25th Percentile 20% 75th Percentile 52 % Median: 32 % Precedent Premia Analysis

12 DRAFT Preliminary – Subject to Refinement 10% 17% 7% 10% 6% 12% 19% 8% 0% 24% 4% 6% 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 Premia Paid in Precedent U.S. Public M&A U.S. Targets Valued Between $5bn - $10bn; All-Cash Transactions Source: Dealogic. Note: Premium is relative to target’s 52-week high share price for control deals with U.S. targets valued between $5 billion and $10 billion. 1 Includes all-cash transactions. 10 9 9 9 17 9 6 13 15 10 13 11 Premia Relative to 52-Week High Share Price1 # of Deals 25th Percentile (2) % 75th Percentile 21 % Median: 7 % Precedent Premia Analysis

13 DRAFT Preliminary – Subject to Refinement Premia Paid in Precedent U.S. Public M&A U.S. Targets Valued Between $5bn - $10bn; All-Cash Transactions Source: Dealogic. Note: Premium is relative to target’s undisturbed share for control deals with U.S. targets valued between $5 billion and $10 billion. 1 Includes all-cash transactions. 6 7 13 30 37 38 Premia Relative to Undisturbed Share Price – Deals Grouped by Undisturbed Share Price as % of 52-Week High1 # of Deals Precedent Premia Analysis Jewel’s $41.63 undisturbed share price represents 91% of its 52-Week High of $45.94 78% 52% 53% 40% 28% 23% 25th Percentile: 11% 75th Percentile: 33% 0-50% 50-60% 60-70% 70-80% 80-90% 90%+

14 DRAFT Preliminary – Subject to Refinement Trian / GC Offer Price Illustrative Prices Metric Value $ 46.00 $ 48.00 $ 50.00 $ 52.00 $ 54.00 $ 56.00 TAM Peers Precedent Transactions Premium To: Undisturbed Share Price (24-Oct-2025) $ 41.63 10.5% 15.3% 20.1% 24.9% 29.7% 34.5% - - 30-Day VWAP (24-Oct-2025) 43.61 5.5 10.1 14.7 19.2 23.8 28.4 - - 60-Day VWAP (24-Oct-2025) 43.66 5.4 9.9 14.5 19.1 23.7 28.3 - - 52-Week High (05-Feb-2025) 45.94 0.1 4.5 8.8 13.2 17.5 21.9 - - All-Time High (09-Nov-2021) 48.43 (5.0) (0.9) 3.2 7.4 11.5 15.6 - - Estimated Trian Cost Basis 29.49 56.0 62.8 69.5 76.3 83.1 89.9 - - Jewel Management Projected Adj. EBITDA LTM EBITDA $ 777 9.5 x 10.2 x 10.6 x 11.1 x 11.5 x 11.9 x - 8.9 x 2025E 786 9.4 10.1 10.5 10.9 11.3 11.7 8.5 - 2026E 912 8.1 8.7 9.1 9.4 9.8 10.1 7.4 - Analysis at Various Prices Source: Jewel Management Projections, filings, Refinitiv, FactSet. Note: Market data as of 28-Nov-2025. Diluted share count for purposes of per share values based on Jewel change of control fully diluted shares outstanding (preliminary, subject to refinement), inclusive of 154.683mm common shares, 0.139mm incremental share-based awards, 0.281mm warrants (based on Trian / GC proposal price of $46.00 per share), 0.045mm treasury shares related to BAYE plan held in separate trust, less 0.524mm RSU/PSU awards attributable to CEO which are assumed to be forfeited due to change in control clause per Jewel Management. Equity value composed of enterprise value less NCI of $902mm, debt of $395mm, plus cash and cash equivalents of $982m and investments in affiliates of $18mm per Jewel Management Projections. 1 TAM Peers include AB, AMG, APAM, BEN, BLK, IVZ, TROW, VCTR, VRTS. 2 Reflects 52-week high as of undisturbed date of 24-Oct-2025. 1 ($ in millions, except share price) 2

DRAFT Preliminary – Subject to Refinement

Goldman Sachs

Precedent Transactions Involving Significant Shareholders

INVESTMENT BANKING

Precedent transactions involving unsolicited proposals from significant shareholders have featured sizable premiums and moderate increases in final offer price relative to initial proposals


Illustrative Timeline from Precedents
3 months
6 months
9 months
Initial Offer Announcement
First Price Increase Announced
Final Merger Agreement Announced
Close of Transaction

Summary Statistics from Precedent Transactions Involving Significant Shareholders

Criteria	Summary Statistic	Average
■ U.S. Acquiror or Target	Average Premium[1] (Initial Offer)	**20.0 %**
	Average All-In Premium	**25.0 %**
■ Since 01-Jan-2015	Average Total Increase in Offer Price	**5.1 %**
■ >$1bn Transaction Value	Average No. of Price Bumps	**~1[2]**
■ Acquiror Ownership of Target 20 – 50%	Average Time From Unsolicited Offer to Signing	**~3 months**
	% of Unsolicited Deals with a Bump	**59%**
■ 35 Transactions	% of Unsolicited Deals Completed (Excluding Ongoings)	**81%**

Source: Refinitiv. Note: all transactions involve off the record negotiations not reflected. [1] Premium calculations are determined using the offer price relative to the undisturbed price (T-1).
[2] 1/12 transactions involved more than one price bump.

15

16 DRAFT Preliminary – Subject to Refinement Bidding Evolution in Largest Private Equity Deals Source: Deal Point Data. Note: Represents select publicly available sponsor transactions over the last 5 years On average, sample transactions saw offer prices increase 6% from initial indication to final offer, and 4% from second indication to final offer % Incr 1st-to-Final 36% 30% 27% 24% 16% 16% 15% 14% 13% 11% 10% 10% 10% 10% 10% 9% 8% 6% 6% 5% 5% 4% 4% 3% 3% 3% 3% 2% 2% 2% 1% 1% 1% 1% 0% % Incr 2nd-to-Final 24% 25% 19% 16% 4% 11% 9% 10% (3)% 2% 7% 6% 5% 1% 5% 4% 4% 6% 4% 1% 1% 1% 0% 2% 1% 2% 0% 0% (10)% 0% 8% (3)% 7% 0% 0% Median Percentage Bid Increase to Final Offer 4% 6% (10)% (5)% 0% 5% 10% 15% 20% 25% 30% 35% 40 % Endurance Everbridge Duck Creek New Relic Datto Alteryx NextGen Healthcare Mimecast Medallia RelaPage Cloudera AssetMark Financial Qualtrics Bottomline Sumo Logic Squarespace R1 RCM Cvent SolarWinds Perspecta EngageSmart McAfee CoreLogic Model N Avalara Cornerstone OnDemand Zuora Sykes Enterprises Envestnet 58.com Coupa Anaplan ForgeRock Switch Smartsheet First Bid Second Bid Final Bid Bid Prices Indexed to Initial Offer Price Represents final bid price over initial bid price Represents second bid price over initial bid price Represents initial bid price Median % change from second bid to final bid 4% Median 4% Median 6% Median % change from first bid to final bid 6%

DRAFT Preliminary – Subject to Refinement Appendix A: Valuation Support

18 DRAFT Preliminary – Subject to Refinement 1.36 1.12 1.00 1.20 1.40 1.60 1.80 2.00 2.20 2.40 Oct-2022 Mar-2023 Jul-2023 Dec-2023 May-2024 Sep-2024 Feb-2025 Jun-2025 Nov-2025 Beta Analysis Source: Axioma. Note: Market data as of 28-Nov-2025. 1 Reflects Jewel historical data up to undisturbed date of 24-Oct-2025. 2 TAM Peers include AB, AMG, APAM, BEN, BLK, IVZ, TROW, VCTR, VRTS. Reflects historical data through 28-Nov-2025. Beta on 24-Oct-2025 (Pre-Proposal): 1.41 5-Nov-2024: U.S. Election Day Historical Jewel and Peer Beta Analysis DCF Jewel - % of Time Spent in Range1 3Y 2Y 1Y 1.70 + 9% 13% 5% 1.60 - 1.70 7 11 - 1.50 - 1.60 41 28 - 1.40 - 1.50 29 29 57 1.30 - 1.40 13 19 38 1.20 - 1.30 1 - - 1.10 - 1.20 - - - Average 3Y 2Y 1Y Jewel1 1.51 1.52 1.42 TAM Peers2 1.38 1.36 1.22 TAM Peers2 - % of Time Spent in Range 3Y 2Y 1Y 1.70 + - - - 1.60 - 1.70 1% 1% - 1.50 - 1.60 16 24 - 1.40 - 1.50 42 23 - 1.30 - 1.40 8 2 4 1.20 - 1.30 29 43 81 1.10 - 1.20 5 8 15

DCF

DRAFT Preliminary – Subject to Refinement

Goldman Sachs

INVESTMENT BANKING

Weighted Average Cost of Capital Analysis

($ in millions)

WACC Walk

Capital Structure	
% Target Debt	9.0
% Target Equity	91.0
Implied Debt to Capital Ratio	**9.0**

Cost of Equity	
Risk Free Rate	4.6 %
Levered Equity Beta	1.35
Equity Risk Premium	6.1 %
Cost of Equity	**12.9 %**

Cost of Debt	
Pre-Tax Cost of Debt	5.5 %
Marginal Tax Rate per Jewel Management	25.0
After-Tax Cost of Debt	**4.1 %**

Weighted Average Cost of Capital	**12.1 %**

Peer Capital Structure Comparison

		Capitalization				
	Axioma Historical Levered Beta	Debt	Cash	Net Debt	Market Cap	Gross Debt / Gross Debt + Market Cap
Jewel	**1.36**	**$ 395**	**$ 982**	**$(587)**	**$ 6,772**	**5.5 %**
Jewel (Undisturbed - Oct 24)	**1.41**	**395**	**870**	**(475)**	**6,450**	**5.8**
Peers						
Alliance Bernstein	0.69	$ 473	$ 741	$(268)	$ 12,037	3.8 %
Affiliated Managers Group	0.91	2,372	476	1,896	7,789	23.3
Artisan Partners	1.21	189	300	(111)	3,369	5.3
BlackRock	1.12	12,766	9,774	2,992	167,106	7.1
Franklin	0.96	2,362	3,088	(726)	11,769	16.7
Invesco	1.31	1,625	973	652	11,178	12.7
T. Rowe	1.14	0	3,635	(3,635)	22,929	0.0
Victory Capital	1.19	972	116	856	5,426	15.2
Virtus	1.04	391	371	20	1,132	25.6
Peer Median	**1.12**					**12.7 %**
75th Percentile	**1.19**					**16.7**
Average	**1.06**					**12.2**
25th Percentile	**0.96**					**5.3**

WACC Sensitivity Analysis

		Equity Beta		
		1.20	**1.35**	**1.50**
Debt / Total Capital	**5.0 %**	11.6 %	12.5 %	13.3 %
	9.0 %	11.3	12.1	12.9
	13.0 %	11.0	11.8	12.6

Source: Axioma, Duff and Phelps, Company filings, market data as of 28-Nov-2025.

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20 DRAFT Preliminary – Subject to Refinement Equity Enterprise EV / EBITDA Company Name Closing Price Market Cap ($mm) Value CY2025 NTM CY2026 Jewel (Current) $ 43.71 $ 6,772 $ 7,070 8.9 x 8.0 x 7.9 x Jewel (Undisturbed) $ 41.63 $ 6,450 $ 6,832 8.8 x 7.9 x 7.7 x TAM Peers AllianceBernstein $ 41.31 $ 12,037 $ 11,676 9.8 x 8.8 x 8.7 x Affiliated Managers 268.83 7,789 8,352 7.9 7.2 7.2 Artisan Partners 41.48 3,369 3,533 8.6 8.1 8.1 Blackrock 1,047.30 167,106 170,636 17.4 14.1 13.9 Franklin Resources 22.59 11,769 12,260 6.3 5.8 5.8 Invesco 24.45 11,178 14,821 9.1 7.6 7.5 T. Rowe Price 102.38 22,929 19,110 6.6 6.3 6.3 Victory 62.89 5,426 6,282 9.5 8.3 8.1 Virtus 159.59 1,132 1,237 4.6 4.6 4.6 TAM Peers 8.6 x 7.6 x 7.5 x Public Peer Trading Multiples Source: Company filings, FactSet. Note: Market data as of 28-Nov-2025. 1 Reflects Jewel data as of undisturbed date of 24-Oct-2025. Public Market Valuation ($ in millions, except share price) 1

DRAFT Preliminary – Subject to Refinement Appendix B: Additional Financial Information

DRAFT Preliminary – Subject to Refinement

Fully Diluted Shares Outstanding

INVESTMENT BANKING

Standalone FDSO	
Basic Common Shares	**154,683,308**
Dilutive Securities	
Incremental Share-Based Awards	133,130
Guardian Warrants	71,175
Treasury Shares	45,325
Total Dilutive Securities	**249,630**
Fully Diluted Shares Outstanding	**154,932,938**

Change of Control FDSO[2]	
Basic Common Shares[1]	**154,683,308**
Dilutive Securities	
Incremental Share-Based Awards[3]	139,162
CEO 2025 RSU/PSU Awards[4]	(523,562)
Guardian Warrants[5]	281,391
Treasury Shares[6]	45,325
Total Dilutive Securities	**(57,684)**
Fully Diluted Shares Outstanding	**154,625,624**

Source: Jewel Management. Market data as of 28-Nov-2025. [1] Basic common shares outstanding includes 4.8mm custody shares held at Fidelity to cover the vesting of share-based awards. [2] Change of control FDSO calculated using $46.00 per share Trian / GC proposal. [3] Share based awards not included in the custody account at Fidelity. Primarily UK SAYE option plan. [4] Assumes special award is forfeited (assuming transaction close before 12-May-2026 and CEO is given an equivalent award by new shareholders). [5] Assumes all 1.6mm warrants are exercised at Trian / GC proposal price of $46.00 per share (exercise price of $37.91). [6] Relates to BAYE plan, held in separate trust.

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23 DRAFT Preliminary – Subject to Refinement Enterprise Value to Equity Value Walk Source: Company filings. Market data as of 28-Nov-2025. Illustrative Enterprise Value to Equity Value Adjustments (-) Long-Term Debt $ (395) (-) Non-Controlling Interests (902) (+) Investments in Affiliates 18 (+) Cash and Cash Equivalents 982 Total Enterprise Value to Equity Value Adjustments $ (298) ($ in millions)

DRAFT Preliminary – Subject to Refinement

Goldman Sachs

Benchmarking Jewel Management Projections to Select Companies

INVESTMENT BANKING

Metric	Year	Jewel[1]	Jewel Research Estimates	Select Traditional Asset Managers Median	AllianceBernstein	BlackRock	Franklin Templeton Investments	Invesco	T.RowePrice	VictoryCapital
Net Flows[2]	2025E	**15%**	**15%**	**(1)%**	(1)%	5%	(7)%	5%	(3)%	(2)%
	2026E	**1**	**1**	**1**	1	5	(1)	4	(1)	0
	2027E	**2**	**1**	**1**	1	5	(0)	4	(1)	1
Market Growth[2,3]	2025E	**14%**	**17%**	**14%**	11%	14%	4%	14%	15%	20%
	2026E	**5**	**6**	**6**	6	6	5	6	7	6
	2027E	**5**	**6**	**6**	6	6	5	6	7	6
Fee Rate (bps)[2]	2025E	**45bps**	**45bps**	**39bps**	39bps	15bps	38bps	23bps	39bps	43bps
	2026E	**42**	**42**	**38**	38	15	38	23	37	38
	2027E	**42**	**42**	**37**	39	16	38	22	36	38
Revenue Growth[4]	2025E	**10%**	**11%**	**5%**	0%	19%	2%	5%	4%	46%[5]
	2026E	**9**	**10**	**11**	9	22	2	13	6	17
	2027E	**6**	**7**	**6**	6	11	5	6	3	5
Comp. % of Revenue[2]	2025E	**43%**	**44%**	**39%**	49%	35%	51%	43%	36%	25%
	2026E	**42**	**43**	**38**	49	35	48	40	35	25
	2027E	**42**	**43**	**38**	48	35	48	40	35	25
Non-Comp. % of Revenue[2]	2025E	**22%**	**21%**	**24%**	17%	21%	25%	24%	27%	24%
	2026E	**21**	**21**	**23**	16	19	23	23	27	24
	2027E	**21**	**21**	**22**	16	19	22	22	29	24
Operating Margin[4]	2025E	**35%**	**36%**	**36%**	34%	44%	24%	33%	37%	49%
	2026E	**37**	**37**	**36**	35	42	29	34	38	48
	2027E	**38**	**36**	**37**	36	43	28	36	38	48

Source: Jewel Management Projections, GS Research, FactSet. Note: Franklin figures reflect fiscal year end of September 30th. Franklin 2025 figures represent actual results. [1] Based on Jewel Management Projections. [2] Based on GS Research. [3] Includes the impact of FX. [4] Based on Consensus of Research Analysts. [5] Driven by acquisition of Amundi U.S.

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